Exhibit 99.1

ALX Oncology Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Corporate Update

- Clinical development for both the investigational CD47-inhibitor evorpacept and the novel EGFR-targeted antibody-drug conjugate ALX2004 remains on track following strong 2025 execution; company anticipates multiple meaningful data sets and milestones in the coming 12 to 18 months -

- Evorpacept biomarker strategy validated by data from both the Phase 2 ASPEN-06 gastric cancer trial and the Phase 1b/2 breast cancer trial, independently suggesting CD47 overexpression is predictive of evorpacept activity and drives durable benefit in HER2-positive cancers -

- Full biomarker analysis from Phase 1b/2 evorpacept-zanidatamab combination trial accepted for poster presentation at ESMO Breast Cancer 2026 Annual Congress -

- Phase 2 ASPEN-09 breast cancer trial is currently enrolling patients and will evaluate evorpacept efficacy by CD47 expression levels, with topline data anticipated mid-2027 -

- Phase 1 trial evaluating ALX2004 continues to enroll patients in the third dose cohort; safety data from dose-escalation phase expected in 2H 2026 -

- Company completed a $150 million registered offering of common stock and pre-funded warrants, extending cash runway through 1H 2028 inclusive of key clinical program milestones for evorpacept and ALX2004 -

- Barbara Klencke, M.D., appointed to Chief Medical Officer on a permanent basis -

- Company to host webcast on Friday, February 27, at 5:30 a.m. PT / 8:30 a.m. ET -

SOUTH SAN FRANCISCO, Calif., February 27, 2026 (GLOBE NEWSWIRE) – ALX Oncology Holdings Inc. (“ALX Oncology”; Nasdaq: ALXO), a clinical-stage biotechnology company advancing a pipeline of novel therapies designed to treat cancer and extend patients’ lives, today reported financial results for the fourth quarter and full year 2025, and provided a corporate update.

“Through strong execution of our targeted clinical development strategy in 2025, we have positioned ourselves to achieve multiple significant catalysts in the clinical programs for evorpacept and ALX2004, two potentially best- and first-in-class agents, in the coming 12 to 18 months,” said Jason Lettmann, Chief Executive Officer at ALX Oncology. “We are particularly pleased that recent topline biomarker data from the Phase 1b/2 trial evaluating evorpacept with zanidatamab in advanced HER2-positive breast cancer reinforce findings from the ASPEN-06 HER2-positive gastric cancer trial, suggesting that CD47 is a predictive biomarker for evorpacept response. These findings strengthen our confidence in the ongoing Phase 2 ASPEN-09-Breast trial, where we will evaluate patient responses by CD47 level to further define the predictive potential of this biomarker among patients with HER2-positive disease that has progressed following ENHERTU.

“Additionally, we are pleased with the clinical progress of ALX2004, which has successfully cleared the first two dose cohorts in the ongoing Phase 1 trial. The potential of these two novel therapies, coupled with our substantial progress on their respective clinical programs, contributed to the successful completion of our recent financing. With our newly strengthened balance sheet, we now have the opportunity to deliver more robust and meaningful data readouts in both of our ongoing clinical programs, as reflected in our milestone updates,” said Lettmann.

ALX Oncology Q4 and Full Year 2025 Highlights and Recent Developments

Evorpacept

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Data from a pre-planned exploratory analysis of the Phase 2 ASPEN-06 clinical trial in gastric cancer showed that CD47 overexpression is a key predictive biomarker for evorpacept response and durable benefit in patients whose tumors have retained HER2 expression. Retained HER2 expression is defined as tumors that are HER2-positive following HER2-targeted treatment, as assessed by either a repeat tumor biopsy or HER2 gene amplification in circulating tumor DNA (ctDNA). These data were highlighted as part of a poster presentation at the Society for Immunotherapy of Cancer (SITC) Annual Meeting in November 2025.
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In patients with retained HER2-positive and CD47-high gastric cancer (n=43), evorpacept + HERCEPTIN® (trastuzumab), CYRAMZA® (ramucirumab) and paclitaxel (TRP) generated a 65.0% objective response rate (ORR) versus 26.1% ORR for TRP alone.
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The duration of response (DOR) was three times longer in the evorpacept + TRP arm relative to TRP alone in these patients. Evorpacept + TRP generated a median DOR (mDOR) of 25.5 months versus 8.4 months mDOR for TRP alone. Progression-free survival (PFS) and overall survival (OS) data were also evaluated in these patients. Treatment with evorpacept + TRP resulted in a median PFS (mPFS) of 18.4 months versus 7.0 months for TRP alone, with a hazard ratio (HR) of 0.39. Treatment with evorpacept + TRP resulted in a median OS of 17 months versus 9.9 months for TRP alone, with an HR of 0.70.
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Consistent with the results from the ASPEN-06 trial, topline data from an exploratory analysis in the Phase 1b/2 trial of evorpacept with investigational zanidatamab in advanced HER2-positive breast cancer suggest that CD47 expression level helps predict therapeutic response.
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Researchers had previously reported primary trial results showing a 56% (5/9) confirmed objective response rate (cORR) and an mPFS of 7.4 months in the nine patients with centrally confirmed HER2-positive breast cancer who received the investigational combination (2024 San Antonio Breast Cancer Symposium).
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In January 2026, ALX Oncology announced topline data from the exploratory analysis conducted to identify biomarkers of response to the evorpacept/zanidatamab combination. These findings show that among patients with centrally confirmed HER2-positive breast cancer, responses were largely restricted to patients with higher CD47 expression.

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The full Phase 1b/2 trial biomarker analysis has been accepted for poster presentation at the European Society for Medical Oncology (ESMO) Breast Cancer 2026 Annual Congress on May 7, 2026, in Berlin.
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The Phase 2 ASPEN-09-Breast trial evaluating evorpacept plus trastuzumab and physician’s choice of chemotherapy in patients with HER2-positive breast cancer previously treated with ENHERTU® (fam-trastuzumab deruxtecan-nxki) began enrollment in January 2026, and site activation remains on track globally. ALX Oncology has updated the primary objective of this trial to assess the overall response rate in patients whose tumors overexpress CD47. The company now plans to expand the number of patients enrolled in ASPEN-09-Breast – from 80 to up to 120 – to increase the number of patients whose cancer overexpresses this biomarker. The company expects to provide topline data for 80 patients in mid-2027.
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The Sanofi-partnered, randomized Phase 1/2 UMBRELLA study evaluating evorpacept with SARCLISA® (isatuximab-irfc) and dexamethasone in patients with previously treated multiple myeloma continues to enroll patients in the dose-optimization portion of the trial.
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Data presented at the American Society of Hematology (ASH) Annual Meeting 2025 from a Phase 2 investigator-sponsored trial (IST) of evorpacept in combination with standard-of-care rituximab and lenalidomide for patients with previously untreated, indolent B-cell non-Hodgkin lymphoma (iNHL) demonstrated a 100% ORR and 92% complete response (CR) rate (with historical control around 50%), and a one-year PFS rate of 91%. While longer follow-up matures, minimal residual disease (MRD) eradication rate with this novel regimen will be evaluated.

ALX2004

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The Phase 1 trial of ALX2004, a novel antibody-drug conjugate (ADC) for the treatment of epidermal growth factor receptor (EGFR)-expressing solid tumors, began enrolling patients in the third dose cohort at 4mg/kg in January 2026, after no dose-limiting toxicities were observed in the prior two dose cohorts. ALX Oncology plans to share safety data from the dose-escalation phase of this trial in 2H 2026.
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The ongoing ALX2004 Phase 1 dose-escalation portion of the trial is enrolling patients with previously treated advanced or metastatic non-small cell lung cancer (NSCLC), head and neck squamous cell carcinoma (HNSCC), esophageal squamous cell carcinoma (ESCC), and colorectal cancer (CRC).
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ALX2004 preclinical data presented at the World ADC 2026 Conference and at the 2025 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer demonstrated potent preclinical anti-tumor activity in EGFR-expressing in vivo tumor models across multiple tumor types with differing levels of EGFR expression and varied mutational status across the EGFR signaling pathway. A favorable preclinical safety profile, including no skin toxicity or interstitial lung disease, was observed in pre-clinical toxicology studies at clinically relevant doses of ALX2004.

Corporate Update

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In February 2026, the company completed a registered equity offering, selling 76,979,112 shares of common stock at $1.57 per share and pre-funded warrants to purchase 18,574,120 shares of common stock at $1.569 per underlying share. Gross proceeds from the offering were $150 million. Net proceeds of the offering were $140.4 million, after deducting the underwriting discount and other offering expenses.
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After serving as Chief Medical Officer in an interim capacity since September 2025, Barbara Klencke, M.D., has been appointed to the position permanently. Dr. Klencke was instrumental in ALX Oncology’s clinical development progress over the past five months.

Upcoming Clinical Milestones

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Phase 1b/2 trial evaluating evorpacept in combination with investigational zanidatamab in advanced HER2-positive breast cancer: Full biomarker analysis to be presented in a poster session on May 7, 2026, at the ESMO Breast Cancer 2026 Annual Congress.
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Phase 2 ASPEN-09 breast cancer trial: Topline data readout for 80 patients anticipated in mid-2027.
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Phase 1 ALX2004 trial: Safety data from the dose-escalation phase of trial anticipated in 2H 2026.

Fourth Quarter and Full Year 2025 Webcast Information

To access the conference call, please dial +1-877-407-0752 or +1-201-389-0912 and ask to be joined into the ALX Oncology Fourth Quarter and Full Year 2025 Financial Results Conference Call.

Another option for instant telephone access to the event is to use the Call me™ link below: https://callme.viavid.com/viavid/?callme=true&passcode=13755276&h=true&info=company&r=true&B=6

A live audio webcast of the call, along with accompanying slides, will be available under "Events & Presentations" in the Investor section of the company’s website, www.alxoncology.com. An archived webcast will be available on the company’s website after the event.

Date & Time: Friday, February 27, 2026, 5:30 a.m. PT / 8:30 a.m. ET

Webcast Access: https://viavid.webcasts.com/starthere.jsp?ei=1753123&tp_key=d6cfaba210

Fourth Quarter and Full Year 2025 Financial Results

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Cash, Cash Equivalents and Investments: ALX held $48.3 million in cash, cash equivalents and investments as of December 31, 2025. Along with the $140.4 million in net proceeds from the February 2026 financing, the cash, cash equivalents and investments on hand are expected to be sufficient to fund ALX’s operating expenses through the first half of 2028.
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Research and Development (“R&D”) Expenses: R&D expenses consist primarily of preclinical, clinical and development costs related to the development of the company’s current product candidates, evorpacept and ALX2004, and R&D personnel-related expenses, including stock-based compensation. R&D expenses for the three months ended December 31, 2025 were $17.6 million compared to $23.5 million for the prior-year period, or a decrease of $5.9 million. This decrease was primarily attributable to a decrease of $2.7 million in stock-based compensation expense, a decrease of $2.5 million in personnel and related costs, and a decrease of $1.5 million in preclinical costs due to pipeline prioritization strategy. These decreases were partially offset by an increase of $0.6 million in clinical and development costs to support active clinical trials for ALX product candidates, evorpacept and ALX2004. R&D expenses for the year ended December 31, 2025 were $77.0 million compared to $116.4 million for the prior-year period.
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General and Administrative (“G&A”) Expenses: G&A expenses consist primarily of administrative personnel-related expenses, including stock-based compensation and other costs such as legal and other professional fees, patent filing and maintenance fees, and insurance. G&A expenses for the three months ended December 31, 2025 were $5.4 million compared to $7.1 million for the prior year period, or a decrease of $1.7 million. This decrease was primarily attributable to a decrease in stock-based compensation expense and decreases in legal and corporate costs. G&A expenses for the year ended December 31, 2025 were $23.9 million compared to $26.1 million for the prior-year period.

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Net loss: GAAP net loss was ($22.8) million for the three months ended December 31, 2025, or ($0.42) per basic and diluted share, as compared to a GAAP net loss of ($29.2) million for the three months ended December 31, 2024, or ($0.55) per basic and diluted share. The lower net loss is primarily attributed to lower R&D expenses. GAAP net loss was ($101.7) million for the year ended December 31, 2025, or ($1.90) per basic and diluted share, as compared to a GAAP net loss of ($134.9) million for the year ended December 31, 2024, or ($2.58) per basic and diluted share. Non-GAAP net loss was ($20.1) million for the three months ended December 31, 2025, as compared to a non-GAAP net loss of ($23.2) million for the three months ended December 31, 2024. Non-GAAP net loss was ($88.8) million for the year ended December 31, 2025, as compared to a non-GAAP net loss of ($107.5) million for the year ended December 31, 2024. A reconciliation of GAAP to non-GAAP financial results can be found at the end of this news release.

ALX Oncology

ALX Oncology (Nasdaq: ALXO) is a clinical-stage biotechnology company advancing a pipeline of novel therapies designed to treat cancer and extend patients’ lives. ALX Oncology’s lead therapeutic candidate, evorpacept, has demonstrated potential to serve as a cornerstone therapy upon which the future of immuno-oncology can be built. Evorpacept is currently being evaluated across multiple ongoing clinical trials in a wide range of cancer indications. ALX Oncology’s second pipeline candidate, ALX2004, is a novel EGFR-targeted antibody-drug conjugate with a differentiated mechanism of action. A Phase 1, dose-escalation trial of ALX2004 is ongoing in patients with EGFR-expressing solid tumors. More information is available at www.alxoncology.com and on LinkedIn @ALX Oncology.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include statements regarding future results of operations and financial position, business strategy, product candidates, planned preclinical studies and clinical trials, results of clinical trials, research and development costs, regulatory approvals, timing and likelihood of success, plans and objectives of management for future operations, as well as statements regarding industry trends. Such forward-looking statements are based on ALX Oncology’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause ALX Oncology’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These and other risks are described more fully in ALX Oncology’s filings with the Securities and Exchange Commission (“SEC”), including ALX Oncology’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents ALX Oncology files with the SEC from time to time. Except to the extent required by law, ALX Oncology undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

ALX ONCOLOGY HOLDINGS INC.

Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Operating expenses:
Research and development	$17,645	$23,532	$76,996	$116,373
General and administrative	5,376	7,081	23,850	26,094
Impairment charge	—	—	3,175	—
Total operating expenses	23,021	30,613	104,021	142,467
Loss from operations	(23,021)	(30,613)	(104,021)	(142,467)
Interest income	573	1,878	3,964	9,366
Interest expense	(383)	(427)	(1,602)	(1,729)
Other (expense) income, net	(17)	(1)	(36)	(20)
Net loss	$(22,848)	$(29,163)	$(101,695)	$(134,850)
Net loss per share, basic and diluted	$(0.42)	$(0.55)	$(1.90)	$(2.58)
Weighted-average shares of common stock used to compute net loss per shares, basic and diluted	54,283,507	52,802,409	53,658,399	52,174,904

Consolidated Balance Sheet Data

(unaudited)

(in thousands)

	December 31,	December 31,
	2025	2024
Cash, cash equivalents and investments	$48,284	$131,281
Total assets	$59,046	$147,775
Total liabilities	$33,065	$34,157
Accumulated deficit	$(722,817)	$(621,122)
Total stockholders’ equity	$25,981	$113,618

GAAP to Non-GAAP Reconciliation

(unaudited)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
GAAP net loss, as reported	$(22,848)	$(29,163)	$(101,695)	$(134,850)
Adjustments:
Stock-based compensation expense	2,706	5,858	12,579	27,093
Accretion of term loan discount and issuance costs	72	69	280	265
Total adjustments	2,778	5,927	12,859	27,358
Non-GAAP net loss	$(20,070)	$(23,236)	$(88,836)	$(107,492)

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net loss, and are not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net loss” is not based on any standardized methodology prescribed by GAAP and represents GAAP net loss adjusted to exclude stock-based compensation expense and accretion of term loan discount and issuance costs. Non-GAAP financial measures used by ALX Oncology may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

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Investor Relations Contact:

Elhan Webb, CFA, IR Consultant

ewebb@alxoncology.com

Media Contact:

Michele Parisi, SparkPoint Healthcare Communications

mparisi@sparkpointpr.com

(925) 864-5028